EXHIBIT 99.01
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CNA               Media Contacts:            Arthur O'Connor
                  Dave Thomson               Continental Public Relations
                  CNA Public Relations       212-440-7975
                  312-822-2084

                  Carrie Rosen               Sherrie Saag
                  CNA Media Relations        CNA Media Relations
                  212-822-5819               312-822-2085

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NEWS                                              CNA Insurance Companies
                                                  CNA Plaza
                                                  Chicago, Illinois 60685
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                                              FOR IMMEDIATE RELEASE


                  CNA FINANCIAL CORPORATION TO ACQUIRE
              THE CONTINENTAL CORPORATION FOR $1.1 BILLION


  CHICAGO, December 6, 1994 - CNA Financial Corporation (CNA) and The Continental Corporation (Continental) today have signed an agreement under which CNA will acquire Continental through a cash merger for $1.1 billion, or $20 a share. The acquisition will create the seventh largest U.S. insurance group.

  Dennis H. Chookaszian, Chairman and Chief Executive Officer of the CNA Insurance Companies, said that the acquisition presents a unique opportunity to build a world-class insurance organization.

  Continental's Chairman and Chief Executive Officer John P. Mascotte said that the merger will achieve an impressive collaboration of the talents, strengths and resources of both companies.

  Both boards have approved the transaction. The acquisition may be funded with long-term debt or may include a combination of long-term debt and equity.

  In conjunction with CNA's acquisition of Continental, CNA will invest an additional $275 million which takes the place of the funds that Insurance Partners, L.P., had committed under a previous agreement with Continental.

  Chookaszian said that the acquisition of Continental will expand CNA's product portfolio for customers and agents. "The opportunity to acquire high-quality assets and gain additional market presence, while building on our solid financial strength is very exciting," he said.

  "Numerous economics of scale and market efficiencies make the agreement an excellent business decision," said Chookaszian. "We see opportunities to apply both companies' experience in improving efficiencies, and this should reduce costs. In addition, the insurance expertise of CNA and Continental can be further leveraged through the agents and brokers of both organizations."

  CNA's solid capital position, high-quality, conservative investment portfolio and positive operating trends all contribute to CNA's ability to make a success of the acquisition. CNA's strong debt-to-capital ratio of 17 percent, plus the economic benefits of the acquisition, will more than support the financing.

  CNA and Continental will jointly seek regulatory approvals as quickly as possible. Until the acquisition is completed, Continental will continue to operate independently. Mascotte will continue as chairman and chief executive officer for the interim period. In addition, a transition team composed of key people from both organizations will be formed to ensure that CNA and Continental are smoothly combined.

  CNA Financial Corporation is the parent company of the CNA Insurance Companies, the 12th largest U.S. insurance organization and the sixth largest U.S. property-casualty insurance group as measured by 1993 premium volume. Loews Corporation owns 84 percent of the common stock of CNA Financial Corporation. CNA had 1993 revenues of $11 billion and assets of $41.9 billion as of December 31, 1993. The principle CNA Insurance Companies are Continental Casualty Company and Continental Assurance Company.

  The Continental Corporation, headquartered in New York, is the 11th largest U.S. property-casualty insurance company based on 1993 premium volume. Continental had 1993 revenues of $5 billion and assets of $16 billion as of December 31, 1993.